FORM OF WARRANT

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, SUBJECT TO COMPLIANCE WITH APPLICABLE SECURITIES LAWS, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS WARRANT SHOULD CAREFULLY REVIEW THE TERMS OF THIS WARRANT, INCLUDING SECTION 6(d) HEREOF.

COMANCHE CLEAN ENERGY CORPORATION
WARRANT TO PURCHASEORDINARY SHARES

Warrant No.: ____________
Number of Ordinary Shares, par value $.001 per Share
Date of Issuance: ____ ____, 2007 ("Issuance Date")

Comanche Clean Energy Corporation, a Cayman Islands corporation (the "Company"), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [BUYER], the registered holder hereof or its permitted assigns (the "Holder"), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to Purchase Ordinary Shares (including any Warrants to Purchase Ordinary Shares issued in exchange, transfer or replacement hereof, the "Warrant"), at any time or times on or after the Issuance Date, but not after 11:59 P.M., New York time, on the Expiration Date (as defined below) fully paid nonassessable Ordinary Shares (as defined below) (the "Warrant Shares"). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 15. This Warrant is one of the Warrants to purchase Ordinary Shares (the "Shares Warrants") issued pursuant to that certain Securities Purchase Agreement (Shares and Warrants), dated as of March 30, 2007 (the "Subscription Date"), by and among the Company and the buyers (the "Buyers") referred to therein (the "Securities Purchase Agreement (Shares and Warrants)").

1. EXERCISE OF WARRANT.

(a)  Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(f)), this Warrant may be exercised by the Holder on any day on or after the Issuance Date, in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the "Exercise Notice"), of the Holder's election to exercise this Warrant and (ii) (A) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the "Aggregate Exercise Price") in cash or by wire transfer of immediately available funds or (B) by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(d)). The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. On or before the first Business Day following the date on which the Company has received each of the Exercise Notice and the Aggregate Exercise Price (or notice of a Cashless Exercise) (the "Exercise Delivery Documents"), the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Delivery Documents to the Holder and the Company's transfer agent (the "Transfer Agent"). On or before the third Business Day following the date on which the Company has received all of the Exercise Delivery Documents (the "Share Delivery Date"), the Company shall (X) if legends are not required to be placed on certificates for Shares pursuant to the Securities Purchase Agreement (Shares and Warrants), provided that the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, and provided, further, that the Holder is eligible to receive shares through DTC, credit such aggregate number of Ordinary Shares to which the Holder is entitled pursuant to such exercise to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission System, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or the Holder is not eligible to receive shares through DTC, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company's share register in the name of the Holder or its designee, for the number of Ordinary Shares to which the Holder is entitled pursuant to such exercise. The Holder undertakes that whenever the Company credits securities as set forth in clause (X) of the preceding sentence, upon receipt of notice from the Company that the applicable registration statement is not, or no longer is, effective in respect of the resale of such securities, the Holder will not transfer such securities (other than (I) in connection with a transfer, wherein the Holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that such transfer may be made without registration under the applicable requirements of the 1933 Act, or (II) the Holder provides the Company with reasonable assurances that the transfer may be effected pursuant to Rule 144 or Rule 144A) until the Company notifies the Holder that the applicable registration statement becomes effective (again). Upon delivery of the Exercise Delivery Documents or notification to the Company of a Cashless Exercise referred to in Section 1(d), the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares in respect of which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder's DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three (3) Business Days after any exercise (the "Warrant Delivery Date") and at its own expense, issue a new Warrant (in accordance with Section 6(d)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares in respect of which this Warrant is exercised. No fractional Ordinary Shares are to be issued upon the exercise of this Warrant, but rather the number of Ordinary Shares to be issued shall be rounded up to the nearest whole number. The Company shall pay any and all taxes, including without limitation, all documentary stamp, transfer or similar taxes, or other incidental expense that may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant.

(b)  Exercise Price. For purposes of this Warrant, "Exercise Price" means $5.30 per Ordinary Share, as adjusted as provided herein.

(c)  Company's Failure to Timely Deliver Securities. If within three (3) Trading Days after the Company's receipt of the facsimile copy of Exercise Delivery Documents, the Company fails to (x) issue and deliver a certificate for that number of Ordinary Shares to which the Holder is entitled and register such Ordinary Shares on the Company's share register or to credit the Holder's balance account with DTC for the number of Ordinary Shares to which the Holder is entitled upon such Holder's exercise of this Warrant or (y) issue and deliver to the Holder by the Warrant Delivery Date a new Warrant for the number of Ordinary Shares to which such Holder is entitled pursuant to Section 2(a) hereof, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Ordinary Shares to deliver in satisfaction of a sale by the Holder of Ordinary Shares issuable upon such exercise that the Holder anticipated receiving from the Company (a "Buy-In"), then the Company shall, within three (3) Business Days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions, if any) for the Ordinary Shares so purchased (the "Buy-In Price"), at which point the Company's obligation to deliver such certificate (and to issue such Ordinary Shares) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Ordinary Shares or if legends are not required to be placed on certificates for Ordinary Shares pursuant to the Securities Purchase Agreement (Shares and Warrants), provided that the Transfer Agent is participating in DTC Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Ordinary Shares, times (B) the Closing Bid Price on the date of exercise.

(d)  Cashless Exercise.  Notwithstanding anything contained herein to the contrary, if within 210 days of the Issuance Date a Registration Statement (as defined in the Registration Rights Agreement) covering the Warrant Shares that are the subject of the Exercise Notice (the "Unavailable Warrant Shares") is not available for the resale of such Unavailable Warrant Shares, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the "Net Number" of Ordinary Shares determined according to the following formula (a "Cashless Exercise"):

Net Number = (A x B) - (A x C)
                                      B

For purposes of the foregoing formula:

A= the total number of Ordinary Shares in respect of which this Warrant is then being exercised.

B= the Closing Sale Price of the Ordinary Shares (as reported by Bloomberg) on the Trading Day immediately preceding the date of the Exercise Notice.

C= the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

(e)  Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 12.

(f)  Limitations on Exercises

(i)  Beneficial Ownership. The Company shall not effect the exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, such Person (together with such Person's affiliates) would beneficially own in excess of 9.99% (the "Maximum Percentage") of the number of Ordinary Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by such Person and its affiliates shall include the number of Ordinary Shares issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of Ordinary Shares which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). For purposes of this Warrant, in determining the number of outstanding Ordinary Shares, the Holder may rely on the number of outstanding Ordinary Shares as reflected in (1) the Company's most recent periodic report under the Exchange Act or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other written notice by the Company or the Transfer Agent setting forth the number of Ordinary Shares outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one Business Day confirm orally and in writing to the Holder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Convertible Notes issued pursuant to the Securities Purchase Agreement (Notes and Warrants), dated as of March 30, 2007 among the Company and certain investors (the “Securities Purchase Agreement (Notes and Warrants)”), the Warrants to Purchase Ordinary Shares issued pursuant to the Securities Purchase Agreement (Notes and Warrants) (the “SPA (Notes) Warrants” and collectively with the Shares Warrants, the “SPA Warrants”) and the other Shares Warrants, by the Holder and its affiliates since the date as of which such number of outstanding Ordinary Shares was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice (except such percentage may be exceeded with respect to a Holder who has made a written request for a waiver of such limitation); provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of SPA Warrants.

(ii)  Principal Market Regulation. The Company shall not be obligated to issue any Ordinary Shares upon exercise of this Warrant, and the Holder of this Warrant shall not have the right to receive upon exercise of this Warrant any Ordinary Shares, if the issuance of such Ordinary Shares would exceed the aggregate number of Ordinary Shares which the Company may issue upon conversion or exercise, as applicable, of the SPA Notes and the SPA Warrants without breaching the Company's obligations under the rules or regulations of the applicable Eligible Market (the number of shares which may be issued without violating such rules and regulations, the "Exchange Cap"), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of such Eligible Market for issuances of Ordinary Shares in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders. Unless and until such approval or written opinion is obtained, no Buyer shall be issued in the aggregate, upon conversion or exercise or otherwise, as applicable, of SPA Notes and SPA Warrants, Ordinary Shares in an amount greater than the difference of (A) the product of the Exchange Cap multiplied by a fraction the numerator of which is the total number of Ordinary Shares issuable to such Buyer upon the exercise of all such Buyer's SPA Warrants and the conversion or all such Buyer's SPA Notes and the denominator of which is the total number of Ordinary Shares issuable upon the exercise of all the SPA Warrants and conversion of all the SPA Notes minus (B)(ii) the aggregate number of (x) Conversion Shares that have been issued to such Holder prior to such time upon conversion of any SPA Notes and (y) Warrant Shares that have been issued to such Holder prior to such time upon exercise of any SPA Warrants (in respect of each Buyer, the "Exchange Cap Allocation"). In the event that any Buyer shall sell or otherwise transfer any of such Buyer's SPA Warrants, the transferee shall be allocated a pro rata portion of such Buyer's Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any holder shall exercise all of such holder's SPA Warrants into a number of Ordinary Shares which, in the aggregate, is less than such holder's Exchange Cap Allocation, then the difference between such holder's Exchange Cap Allocation and the number of Ordinary Shares actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of SPA Warrants on a pro rata basis in proportion to the aggregate number of Warrant Shares and Conversion Shares issuable upon exercise of the SPA Warrants and conversion of the SPA Notes (at the then prevailing conversion price), if any, then held by each such holder.

2. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a)  Adjustment upon Issuance of Ordinary Shares. If and whenever on or after the Subscription Date, the Company issues or sells, or in accordance with this Section 2(a) is deemed to have issued or sold, any Ordinary Shares (including, without limitation, the issuance or sale of Ordinary Shares owned or held by or for the account of the Company and the issuance of any Ordinary Shares, Options or Convertible Securities in exchange for any non-convertible security such as a non-convertible note, but excluding Ordinary Shares deemed to have been issued or sold by the Company in connection with any Excluded Securities) for a consideration per share (the "New Issuance Price") less than a price (the "Applicable Price") equal to the Exercise Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing a "Dilutive Issuance"), then, (x) in the event of a Dilutive Issuance on or prior to the first anniversary of the Issuance Date, the Exercise Price in effect at the opening of business on the day next following such Dilutive Issuance shall be adjusted to equal the New Issuance Price, and (y) in the event of a Dilutive Issuance anytime following the first anniversary of the Issuance Date, the Exercise Price in effect at the opening of business on the day next following such Dilutive Issuance shall be reduced to an amount equal to the product of (A) the Exercise Price in effect immediately prior to such Dilutive Issuance and (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the Exercise Price in effect immediately prior to such Dilutive Issuance and the number of Ordinary Shares Deemed Outstanding immediately prior to such Dilutive Issuance plus (II) the consideration, if any, received by the Company upon such Dilutive Issuance, by (2) the product derived by multiplying (I) the Exercise Price in effect immediately prior to such Dilutive Issuance by (II) the number of Ordinary Shares Deemed Outstanding immediately after such Dilutive Issuance. Upon each such adjustment of the Exercise Price hereunder, the number of Warrant Shares shall be adjusted to the number of Ordinary Shares determined by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares acquirable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment. For purposes of determining the adjusted Exercise Price under this Section 2(a), the following shall be applicable:

(i)  Issuance of Options. If the Company in any manner grants any Options whether or not immediately exercisable and the lowest price per share for which one Ordinary Share is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such Ordinary Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2(a)(i), the "lowest price per share for which one Ordinary Share is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable (but excluding any contingency amounts) by the Company with respect to any one Ordinary Share upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Exercise Price or number of Warrant Shares shall be made upon the actual issuance of such Ordinary Shares or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Ordinary Shares upon conversion, exercise or exchange of such Convertible Securities.

(ii)  Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities whether or not immediately convertible and the lowest price per share for which one Ordinary Share is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such Ordinary Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 2(a)(ii), the "lowest price per share for which one Ordinary Share is issuable upon the conversion, exercise or exchange thereof" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable (but excluding any contingency amounts) by the Company with respect to one Ordinary Share upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security. No further adjustment of the Exercise Price or number of Warrant Shares shall be made upon the actual issuance of such Ordinary Shares upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of this Warrant has been or is to be made pursuant to other provisions of this Section 2(a), no further adjustment of the Exercise Price or number of Warrant Shares shall be made by reason of such issue or sale.

(iii)  Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Ordinary Shares increases or decreases at any time, the Exercise Price and the number of Warrant Shares in effect at the time of such increase or decrease shall be adjusted to the Exercise Price and the number of Warrant Shares which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of this Warrant are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 2(a) shall be made if such adjustment would result in an increase of the Exercise Price then in effect or a decrease in the number of Warrant Shares.

(iv)  Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.001. For avoidance of doubt, such $0.001 consideration will be added to any consideration received upon exercise of the Option to determine the "lowest price per share for which one Ordinary Share issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option" pursuant to clause (i) above. If any Ordinary Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Ordinary Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such security on the date of receipt. If any Ordinary Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Ordinary Shares, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within ten (10) Business Days after the tenth day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v)  Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b) Adjustment upon Subdivision or Combination of Common Stock. If and whenever on or after the Subscription Date, the Company (A) pays a dividend or makes a distribution in either case payable in Ordinary Shares on any class of shares of capital stock of the Company, (B) subdivides its outstanding Ordinary Shares into a greater number of shares, (C) combines its outstanding Ordinary Shares into a smaller number of shares or (D) issues any shares of capital stock by reclassification of its Ordinary Shares, then, and in each such case, (X) the aggregate number of Warrant Shares for which this Warrant is exercisable (the "Warrant Share Number") immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Company) so that the Warrant Holder shall be entitled to receive upon exercise of this Warrant the number of Ordinary Shares or other securities of the Company that it would have owned or would have been entitled to receive upon or by reason of any of the events described above, had this Warrant been exercised immediately prior to the occurrence of such event and (Y) the Exercise Price payable upon the exercise of this Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to such adjustment, and the denominator of which shall be the number of Warrant Shares issuable immediately thereafter. An adjustment made pursuant to this Section 2 shall become effective immediately upon the opening of business on the day next following the record date (subject to Section 2(f) below) in the case of a dividend or distribution and shall become effective immediately upon the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

(c) Other Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board of Directors will make an appropriate adjustment in the Exercise Price and the number of Warrant Shares so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 2(d) will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2.

(d) Notice of Adjustment. Upon the occurrence of any event which requires any adjustment or readjustment of the Exercise Price or change in number or type of stock, securities and/or other property issuable upon exercise of this Warrant, then, and in each such case, the Company shall promptly (i) file with the Transfer Agent an officer's certificate setting forth the adjusted Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error, (ii) make a public announcement of such adjustment or readjustment and (iii) give notice thereof to the holder hereof, which notice shall state the adjusted Exercise Price, any change in the number or type of stock, securities and/or other property issuable upon exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based and the effective date of such adjustment.

(e) No adjustment in the Exercise Price shall be required unless such adjustment would require a cumulative decrease of at least $0.01 in such price; provided, however, that any adjustments that by reason of this Section 2 are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made. All calculations under this Section 2(f) shall be made to the nearest cent (with $0.005 being rounded upward) or to the nearest one-tenth of a share (with $0.05 of a share being rounded upward), as the case may be.

(f) In any case in which Section 2 provides that an adjustment shall become effective on the day next following the record date for an event, the Company may without penalty defer until the occurrence of such event issuing to the Holders of any SPA Warrants exercised after such record date and before the occurrence of such event the additional Ordinary Shares issuable upon such exercise by reason of the adjustment required by such event over and above the Ordinary Shares issuable upon such conversion before giving effect to such adjustment.

(g) If any action or transaction would require adjustment of the Exercise Price pursuant to more than one subsection of this Section 2, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that that results in the lowest Exercise Price.

3. PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a)  Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Ordinary Shares (the "Purchase Rights"), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Ordinary Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights.

(b)  Fundamental Transactions. If, at any time while this Warrant is outstanding there is a Fundamental Transaction, then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (the "Alternate Consideration"). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. At the Holder's option and request made prior to the consummation of a Fundamental Transaction, any successor to the Company or surviving entity in such Fundamental Transaction shall, either (1) issue to the Holder a new warrant substantially in the form of this Warrant and consistent with the foregoing provisions and evidencing the Holder's right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof, or (2) in the event that the amount of the Alternate Consideration issuable per Ordinary Share in such Fundamental Transaction is less than or equal to 120% of the Exercise Price, purchase the Warrant from the Holder for a purchase price, payable in cash within five Trading Days after such request (or, if later, on the effective date of the Fundamental Transaction), equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of such request. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (b) and insuring that the Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

4. Representations, Warranties And Covenants of the Company.  The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Association, Memorandum of Association or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any Ordinary Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Ordinary Shares upon the exercise of this Warrant, and (iii) shall, so long as any of the Shares Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Ordinary Shares, solely for the purpose of effecting the exercise of the Shares Warrants, 125% of the number of Ordinary Shares as shall from time to time be necessary to effect the exercise of the Shares Warrants then outstanding (without regard to any limitations on exercise).

(b)  This Warrant is, and any Shares Warrants issued in substitution for or replacement of this Warrant will upon issuance be, duly authorized and validly issued.

(c)  All Warrant Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued, fully paid and nonassessable and free from all taxes and Liens with respect to the issuance thereof.

(d)  So long as any of the Shares Warrants are outstanding, the Company will, and will cause each of its subsidiaries to (i) conduct its operations in the ordinary course of business consistent with past practice, (ii) maintain its corporate existence and (iii) maintain and protect all material Intellectual Property used in the business of the Company and its subsidiaries.

(e)  This Warrant will be binding upon any entity succeeding to the Company by merger, consolidation or acquisition of all or substantially all of the assets of the Company and it shall be a condition to the closing of any of the foregoing transactions that such successor entity (i) complies with the terms of, and satisfies the conditions in, Section 3(b) above and (ii) is a publicly traded corporation whose common stock is listed for trading or quoted on an Eligible Market.

(f)  Insufficient Authorized Shares. From the date of this Warrant until the date the rights represented by this Warrant may no longer be exercised, the Company will at all times have authorized and reserved at least 125% of the number of Ordinary Shares needed to provide for the exercise of the rights then represented by this Warrant (without regard to any limitations on exercises) (the "Required Reserve Amount"). The initial number of Ordinary Shares reserved for exercises of the Shares Warrants and each increase in the number of Ordinary Shares so reserved shall be allocated pro rata among the Holders of the Shares Warrants based on the number of Shares Warrants then held by each Holder of the Shares Warrants or increase in the number of reserved Ordinary Shares, as the case may be. In the event any Holder of the Shares Warrants shall sell or otherwise transfer any of such Holder's Shares Warrants, each transferee shall be allocated a pro rata portion of the number of Ordinary Shares reserved for such transferor. Any Ordinary Shares reserved and allocated to any Person that ceases to hold any Shares Warrants shall be allocated to the remaining Holders of the Shares Warrants, pro rata based on the number of Shares Warrants then held by such Holders. If at any time while any of the Shares Warrants remain outstanding the Company does not have the Required Reserve Amount authorized and reserved (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company's authorized Ordinary Shares to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Shares Warrants then outstanding. Without limiting the generality of the foregoing sentence, promptly after the date of the occurrence of an Authorized Share Failure, but in no event later than fifteen (15) days after the occurrence of such, the Company shall take all action necessary to increase the Company's Authorized Ordinary Shares to an amount sufficient to allow the Company to reserve the Required Reserved Amount for the Warrants then outstanding, including obtaining the approval of its Shareholders as required by the applicable rules of the Principal Market. In connection with such actions, the Company shall provide each Shareholder with a proxy statement and shall use its best efforts to solicit its stockholders' approval of such increase in authorized Ordinary Shares and to cause its board of directors to recommend to the stockholders that they approve such proposal.

(g)  Listing. The Company shall promptly secure the listing or quotation of the Ordinary Shares issuable upon the exercise of this Warrant upon the Initial Principal Market or upon such other Eligible Market, if any, upon which Ordinary Shares are then listed or quoted (subject to official notice of issuance upon exercise of this Warrant) and shall maintain, so long as any other Ordinary Shares shall be so listed or quoted, such listing or quotation of all Ordinary Shares from time to time issuable upon the exercise of this Warrant; and the Company shall so list or apply for quotation on each Eligible Market, and shall maintain such listing or quotation of, any other shares of capital stock of the Company issuable upon the exercise of this Warrant if and so long as any shares of the same class shall be listed or quoted on such Eligible Market.

(h)  Blue Sky Laws. The Company shall, on or before the date of issuance of any Warrant Shares, take such actions as the Company shall reasonably determine are necessary to qualify the Warrant Shares for, or obtain exemption for the Warrant Shares for, sale to the holder of this Warrant upon the exercise hereof under applicable securities or "blue sky" laws of the states of the United States, and shall provide evidence of any such action so taken to the holder of this Warrant prior to such date; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4(h)(i), (ii) subject itself to general taxation in any such jurisdiction or (iii) file a general consent to service of process in any such jurisdiction.

5. WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person's capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person's capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 5, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

6. REISSUANCE OF WARRANTS.

(a) Transfer of Warrant.

(i)  The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holder), a register for this Warrant, in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Warrant is registered on the register as the owner and Holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any transfers made in accordance with the terms of this Warrant.

(ii)  The Holder may assign or transfer some or all of its rights hereunder, subject to compliance with the 1933 Act and the provisions of Section 2 of the Securities Purchase Agreement (Shares and Warrants) without the consent of the Company.

(iii)  The Company is obligated to register the Warrant Shares for resale under the 1933 Act pursuant to the Registration Rights Agreement. The Ordinary Shares issuable upon exercise of this Warrant shall constitute Registrable Securities (as such term is defined in the Registration Rights Agreement). Each Holder of this Warrant shall be entitled to all the benefits afforded to a Holder of any such Registrable Securities under the Registration Rights Agreement and such Holder, by its acceptance of this Warrant, agrees to be bound by and to comply with the terms and conditions of the Registration Rights Agreement applicable to such Holder as a Holder of such Registrable Securities.

(b)  Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 6(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c)  Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 6(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Warrants for fractional Ordinary Shares shall be given.

(d)  Book Entry. Notwithstanding anything to the contrary set forth herein, upon exercise of this Warrant in accordance with the terms hereof, the Holder shall not be required to physically surrender this Warrant to the Company unless it is being exercised for all of the Warrant Shares represented by the Warrant. The Holder and the Company shall each maintain records showing the number of Warrant Shares exercised and issued and the dates of such exercises or shall use such other method, reasonably satisfactory to the other, so as not to require physical surrender of this Warrant upon each such exercise. In the event of any dispute or discrepancy, such records of the Holder establishing the number of Warrant Shares to which the Holder is entitled shall be controlling and determinative in the absence of demonstrable error. In the event the Company disputes such records of the Holder, the terms and provisions of Section 12 hereof shall apply. Notwithstanding the foregoing, if this Warrant is exercised as aforesaid, the Holder may not transfer this Warrant unless the holder first physically surrenders this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant of like tenor, registered as the Holder may request, representing in the aggregate the remaining number of Warrant Shares represented by this Warrant. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following exercises of any portion of this Warrant, the number of Warrant Shares represented by this Warrant may be less than the number stated on the face hereof.

7. NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Warrant must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Comanche Clean Energy Corporation

Comanche Clean Energy Corporation
c/o Maples & Calder Corporate Services Ltd.
PO Box 309 GT
Ugland House
South Church Street
George Town
Grand Cayman, Cayman Islands
Tel: 345-949-8066
Fax: 345-949-8080
Attention: Graham Lockington
Email:  Graham.Lockington@MAPLESANDCALDER.com

With a copy to:

Comanche Clean Energy Corporation
c/o FondElec
One Dock Street
Stamford, Ct. 06902 USa
Tel: 203-326-4570
Fax: 203-326-4578
Attention: Thomas Cauchois
Email: tcauchois@fondelec.com

If to a Holder of this Warrant, to it at the address and facsimile number set forth on the Schedule of Buyers to the Securities Purchase Agreement (Shares and Warrants), with copies to such holder’s representatives as set forth on such Schedule of Buyers, or, in the case of the holder or any other Person named above, at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice to the other party in accordance with this Section 7 at least five (5) Business Days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or deposit with a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

8. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Required Holders; provided that no such action may increase the exercise price of any Shares Warrant or decrease the number of shares or class of stock obtainable upon exercise of any Shares Warrant without the written consent of the Holder. No such amendment shall be effective to the extent that it applies to less than all of the holders of the SPA (Notes) Warrants then outstanding. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Warrant unless the same consideration also is offered to all of the Holders of the Shares Warrants.

9. GOVERNING LAW; JURISDICTION. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

10. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and all the Buyers and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

11. SEVERABILITY. If any provision of this Warrant or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of the terms of this Warrant will continue in full force and effect.

12. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, promptly, and in any event within two (2) Business Days submit via facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank agreed to by the Company and the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company's independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. If such investment bank or accountant agrees with the Company’s determination or calculations (as the case may be), then the Holder shall reimburse the Company for the expense it incurred to cause the investment bank/accountant to perform such determination or calculation (the “Evaluation Expense”). If Exercise Price or the Warrant Shares as determined or calculated (as the case may be) by such investment bank or accountant (the “Third Party Determination”) falls in between the Exercise Price or Warrant Shares as determined or calculated (as the case may be) by the Company (the “Company Determination”) and the Exercise Price or the Warrant Shares as determined or calculated (as the case may be) by the Holder (the “Holder Determination”), then the Holder shall reimburse the Company for a fraction of the Evaluation Expense of which the denominator shall be the absolute difference between the Company Determination and the Holder Determination and of which the numerator shall be the absolute difference between the Holder Determination and the Third Party Determination.  If the Third Party Determination of the Exercise Price is greater than the Company Determination of the Exercise Price or the Third Party Determination of the number of Warrant Shares is less than the Company Determination of the Warrant Shares, then the Holder shall reimburse the Company for the entire Evaluation Expense. If the Third Party Determination of the Exercise Price is lower than the Holder Determination of the Exercise Price or the Third Party Determination of the number of Warrant Shares is greater than the Holder Determination of the number of Warrant Shares, then the Holder shall not reimburse the Company for any Evaluation Expense. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

13. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

14. NOTICE OF CERTAIN EVENTS. The Company will give written notice to the Holder of this Warrant at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to Holders of Shares or (C) for determining rights to vote in respect of any Fundamental Transaction, dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder to the extent it is material non-public information. The Company will also give written notice to the Holder of this Warrant at least ten (10) Business Days prior to the date on which any Fundamental Transaction, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder to the extent it is material non-public information.

15. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(i) "Black Scholes Value" means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the "OV" function on Bloomberg determined as of the day immediately following the public announcement of the applicable Fundamental Transaction and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request and (ii) an expected volatility of the Common Stock equal to the greater of 60% and the 100 day volatility obtained from the HVT function on Bloomberg..

(ii) "Bloomberg" means Bloomberg Financial Markets.

(ii) "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(iv) "Closing Bid Price" and "Closing Sale Price" means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(i)  "Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Ordinary Shares.

(ii)  "Eligible Market" means the Initial Principal Market, The New York Stock Exchange, Inc., the American Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market.

(iii)  "Excluded Securities" has the meaning set forth in the SPA Notes.

(iv)  "Expiration Date" means the date that is sixty months after the Issuance Date; provided that if such date falls on a day other than a Business Day or on which trading does not take place on the applicable Eligible Market (a "Holiday"), the next date that is not a Holiday.

(v)  "Fundamental Transaction" means that the Company shall, directly or indirectly, in one or more related transactions effected after the Issuance Date, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) be the subject of a purchase, tender or exchange offer by another Person that is accepted by the holders of more than 50% of the outstanding shares of Voting Shares (not including any shares of Voting Shares held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding Ordinary Shares (not including any Ordinary Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reclassify or change the outstanding Ordinary Shares (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or (vi) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Shares.

(vi)  "Initial Principal Market" means the National Association of Securities Dealers Inc.'s OTC Bulletin Board.

(vii)  "Options" means any rights, warrants or options to subscribe for or purchase Ordinary Shares or Convertible Securities.

(viii)  "Ordinary Shares" means (i) the Company's Ordinary Shares, par value $0.001 per share, and (ii) any share capital into which such Ordinary Shares shall have been changed or any share capital resulting from a reclassification of such Ordinary Shares.

(ix)  "Ordinary Shares Deemed Outstanding" means, at any given time, the number of Ordinary Shares actually outstanding at such time, plus the number of Ordinary Shares deemed to be outstanding pursuant to Section 2(a) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any Ordinary Shares owned or held by or for the account of the Company or issuable upon conversion of the SPA Notes and exercise of the SPA Warrants.

(x)  "Parent Entity" of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(xi)  "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(xii)  "Principal Market" means, from time to time, the Eligible Market upon which the Common Stock is admitted or listed and principally trades.

(xiii)  "Registration Rights Agreement" means that certain registration rights agreement by and among the Company and the Buyers.

(xiv)  "Required Holders" means the holders of the SPA Warrants representing at least a majority of Ordinary Shares issuable upon exercise of the SPA Warrants then outstanding (without regard to any limitations on exercise thereof); provided, that any SPA Warrant that is held by an Affiliate of the Company shall not be deemed to be outstanding for purposes of the determination of “Required Holders.”

(xv)  "SPA Notes" means those certain Secured Convertible Notes due _____, 2012 issued pursuant to the Securities Purchase Agreement (Notes and Warrants) dated as of March 30, 2007 among the Company and the buyers listed on the Schedule of Buyers thereto.

(xvi)  "Successor Entity" means the Person (or, if so elected by the Required Holders, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Required Holders, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(xvii)  "Trading Day" means any day on which trading the Ordinary Shares is reported on the Initial Principal Market, or, if the Initial Principal Market is not the principal trading market for the Common Stock, then on the Eligible Market that is the principal securities exchange or securities market on which the Ordinary Shares are then traded; provided that "Trading Day" shall not include any day on which the Ordinary Shares are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Ordinary Shares are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(xviii)  "Voting Shares" of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Ordinary Shares to be duly executed as of the Issuance Date set out above.

COMANCHE CLEAN ENERGY CORPORATION

By:
Name: Thomas Cauchois Title: Chairman

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS
WARRANT TO PURCHASE ORDINARY SHARES

COMANCHE CLEAN ENERGY CORPORATION

The undersigned holder hereby exercises the right to purchase _________________ of the Ordinary Shares of Comanche Clean Energy Corporation (the “Ordinary Shares”), a Cayman Islands corporation (the "Company"), pursuant to the Warrant to Purchase Ordinary Shares (Warrant No: ______________) (as adjusted by all the partial exercises thereof prior to the date hereof, the "Warrant"; The total number of Ordinary Shares issuable upon exercise of the Warrant, the “Warrant Shares”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

___________ a "Cash Exercise" in respect of ___________ Warrant Shares; and/or

When available pursuant to the terms of the Warrant, ___________ a "Cashless Exercise" in respect of ___________ Warrant Shares.

2. Cash Exercise. In the event that the holder has elected a Cash Exercise in respect of some or all of the Warrant Shares to be issued pursuant hereto, the undersigned holder hereby exercises the right to purchase _________________ of the Ordinary Shares ("Warrant Shares") of Comanche Clean Energy Corporation, a Cayman Islands corporation (the "Company"), evidenced by the attached Warrant to Purchase Ordinary Shares (the "Warrant"). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

3. Payment of Exercise Price. The holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

4. Delivery of Warrant Shares. The Company shall deliver to the holder __________ Warrant Shares in accordance with the terms of the Warrant.

Issue to: ___________________________________________________

Address: ___________________________________________________________

Facsimile Number: ____________________________________________________

Authorization: _______________________

By: _______________________________

Title: _____________________________

Dated: ____________________________

DTC Participant Number and Name (if electronic book entry transfer): ____________________________

Account Number (if electronic book entry transfer): ____________________________

The undersigned holder hereby acknowledges that the execution and delivery of this Exercise Notice with respect to less than all of Warrant Shares shall have the same effect as cancellation of the Warrant and issuance of a new warrant evidencing the right to purchase the remaining number of Warrant Shares.

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs Interwest Transfer Company Inc. to issue the above indicated number of Ordinary Shares in accordance with the Transfer Agent Instructions dated ____________________, 2007 from the Company and acknowledged and agreed to by Interwest Transfer Company Inc.

COMANCHE CLEAN ENERGY CORPORATION

By:
Name: Title: